Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Rob Babbush 858-812-7309 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES FOURTH QUARTER AND FISCAL 2008 RESULTS

•           Fourth Quarter Revenues Increase 55% to $76.2 million; 2008 Revenues Increase 54% to $297.3 Million, Including Organic and Acquired Growth

•           Fourth Quarter Pro Forma EBITDA increases to 6.3%

•           2009 Company Financial Targets reaffirmed

•           Non-core, Non-profitable Businesses Sold and Discontinued as Previously Announced, to Increase EBITDA Profitability in 2009

•           Non-cash, Non-operational SFAS No. 142 Goodwill Impairment Charge Recorded Due to Current Economic and Market Conditions

SAN DIEGO, CA, March 9, 2009 – Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national security, information technology and public safety solutions provider, today reported fourth quarter and full year 2008 revenues of $76.2 million and $297.3 million, respectively, increases of 55 percent and 54 percent over comparable prior year results.  Pro forma EBITDA for the fourth quarter from continuing operations was 6.3 percent, reflecting a fourth successive quarter sequential increase in EBITDA margin.

Fourth quarter and annual 2008 results include contributions from Kratos’ mergers with Haverstick and SYS Technologies, which Kratos acquired in December 2007 and June 2008, respectively.  Fourth quarter and annual 2008 results also reflect certain businesses acquired as part of the merger with SYS, which were either non-core or non-profitable to Kratos, as discontinued operations.  Two of these businesses were divested in the first quarter of 2009, and the remaining business is expected to be divested shortly.  These divestiture actions are expected to result in slightly reduced revenues, and increased profitability, EBITDA, and cash flows in 2009.  The loss from discontinued operations for the three and twelve months ended December 28, 2008 was $4.9 million and $5.5 million, respectively, primarily reflecting goodwill, purchased intangibles and other asset impairment charges of approximately $4.5 million.

As previously announced, Kratos anticipated that it was more likely than not that there would be an impairment of its carrying value of goodwill.  Kratos has now completed its impairment analysis  and has concluded that an impairment charge of $105.8 million is required, in accordance with Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets,” (SFAS No. 142) resulting from a significant decrease in Kratos’ equity market capitalization consistent with global equity market deteriorations in

the last year.   The impairment charge is a non-operational, non-cash event, which does not affect the company’s liquidity or credit facilities.   Including the SFAS No. 142 impairment charge, the company reported a loss from continuing operations of $104.9 million and $105.6 million, for the three and twelve month periods ended December 28, 2008.  Including the impairment charge, the Company reported EPS loss of $1.03 and $1.20 for the three and twelve month periods ended December 28, 2008.  The impairment charge reflects the deterioration of the global equity market through December 28, 2008.  Given continued significant decline in the stock market in general and specifically Kratos’ stock price in 2009, the Company believes it is more likely than not that this could be an indication of additional goodwill impairment and could potentially result in a triggering event under SFAS 142 and an additional goodwill impairment charge in the first quarter of 2009.

The Company generated pro forma EBITDA from operations in the fourth quarter of $4.8 million, or 6.3 percent of revenues.  Pro forma EBITDA for the year ended December 28, 2008 was $16.8 million, or 5.7 percent of revenues.  For the fourth quarter, pro forma EBITDA excluded the goodwill impairment of $105.8 million, certain non-recurring credits of $2.9 million primarily related to additional insurance reimbursements of previously recorded legal fees incurred related to the investigation of stock options, less a $1.2 million discretionary write-off of rate variances taken to enhance our future competitive position, and an increase of $0.6 million accrual for unused office space related to our facilities consolidation actions.

Eric DeMarco, President and Chief Executive Officer, said “In the fourth quarter, Kratos continued to execute on its strategic plan with the acquisition of Digital Fusion (DFI), which significantly enhanced Kratos’ C4ISR and technical engineering capabilities, provided unmanned vehicle technology and products, as well as significant modeling, simulation and sensor capabilities.”  DeMarco continued, “We believe that from an operational, financial, and execution standpoint, 2008 was very successful for the company, especially in light of rapidly deteriorating overall economic conditions, capital and equity markets.  During the year, we generated increasing operating EBITDA profitability, and substantial growth in our Company.  The integration of the recently acquired businesses is on track, with cost reductions being made and redundant activities being eliminated, all of which we believe will result in higher EBITDA margins in 2009.”

Kratos’ contractual highlights in the fourth quarter included:

•                  $10.3 million prime contract for future force, wireless SATCOM experimentation and engineering support

•                  $21.1 million in contracts from the Defense Logistics and Defense Contract Management Agencies for information technology and assurance services and solutions.

•                  $8.2 million in contract awards from certain intelligence and other agencies for network management and other services.

•                  $9.6 million in foreign military sales weapons systems tasking related to the sustainment and operational effectiveness of weapon systems.

DeMarco concluded, “We completed 2008 with approximately $300 million in revenue, a record backlog and an all time high bid and proposal pipeline.  We will have a full year of DFI results combined with Kratos in 2009, and we are targeting approximately $400 million in revenue and increased EBITDA margins, which is consistent with our previously stated business plan.”

Conference Call

There will be an analyst and investor conference call conducted by the Kratos management team to discuss the 2008 financial results today at 2:00 p.m. Pacific Time/5:00 p.m. Eastern Time. The live discussion can be accessed via webcast on the Internet at www.kratosdefense.com. There will be a replay of the webcast available on the website for those shareholders and analysts who are unable to listen to the live call.

The financial results included in this release are unaudited. The audited financial statements of the Company for the year ended December 28, 2008 will be included in Kratos’ Annual Report on Form 10-K, to be filed with the SEC in March 2009.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C4ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cybersecurity solutions, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, anticipated goodwill impairments, performance of key contracts, market developments, timing of integration activities and anticipated benefits to be realized from recent acquisitions. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the integration of recently acquired businesses will prove more costly, take more time, or be more distracting than currently anticipated; risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes or cutbacks in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007, and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and pro forma EBITDA, are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kratos Defense & Security Solutions

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues	$76.2	$49.3	$297.3	$193.6

Total cost of revenues	59.7	40.7	237.8	162.0
Gross profit	16.5	8.6	59.5	31.6

Selling, general and administrative expenses	12.8	9.7	44.8	35.2
Research and development	0.5	—	1.0	—
Impairment of other assets and adjustments to the liability for unused office space	0.6	—	0.3	1.2
Impairment of goodwill	105.8	—	105.8	—
Recovery of unauthorized issuance of stock options and stock option investigation and related fees	(2.9)	(2.4)	(4.5)	10.6
Litigation settlement charge	—	4.9	—	4.9
Depreciation	0.5	0.3	1.9	1.5
Amortization of intangible assets	1.4	0.7	5.0	2.8
Operating loss	(102.2)	(4.6)	(94.8)	(24.6)
Interest expense, net	(2.5)	(1.3)	(10.0)	(1.2)
Other expense, net	(2.3)	(1.8)	(1.5)	(1.1)
Loss from continuing operations before income taxes	(107.0)	(7.7)	(106.3)	(26.9)
Provision (benefit) for income taxes	(2.1)	0.4	(0.7)	1.3
Loss from continuing operations	(104.9)	(8.1)	(105.6)	(28.2)
Loss from discontinued operations, net of taxes	(4.9)	(3.4)	(5.5)	(12.6)
Net loss	$(109.8)	$(11.5)	$(111.1)	$(40.8)

Basic loss per common share:
Loss from continuing operations	$(0.99)	$(0.11)	$(1.14)	$(0.38)
Loss from discontinued operations, net of taxes	$(0.04)	$(0.05)	$(0.06)	$(0.17)
Net loss	$(1.03)	$(0.16)	$(1.20)	$(0.55)

Diluted loss per common share:
Loss from continuing operations	$(0.99)	$(0.11)	$(1.14)	$(0.38)
Loss from discontinued operations, net of taxes	$(0.04)	$(0.05)	$(0.06)	$(0.17)
Net loss	$(1.03)	$(0.16)	$(1.20)	$(0.55)

Weighted average common shares outstanding
Basic	106.4	74.2	92.6	74.0
Diluted	106.4	74.2	92.6	74.0

EBITDA (1)	$4.8	$(7.6)	$16.8	$(9.2)

Note: (1) EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus income (loss) from discontinued  operations, interest expense, net other income (expense) related to SWAP instruments, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, stock option investigation and related fees and recovery of unauthorized issuance of stock options, impairment of assets and goodwill, the adjustment to the liability for unused office space and the discretionary write-off of rate variances.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure  of liquidity. Please refer to the following table that reconciles GAAP net income to EBITDA. Reconciliation of EBITDA for the quarter ended September 29, 2008, to GAAP net income for that period is available on our website at http://ir.kratosdefense.cm/releasedetail.cfm?ReleasID:346252.

Reconciliation of Net loss to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Net loss	$(109.8)	$(11.5)	$(111.1)	$(40.8)
Loss from discontinued operations	4.9	3.4	5.5	12.6
Interest expense, net	2.5	1.3	10.0	1.2
Other expense related to SWAP instruments	2.2	—	1.7	—
Provision (benefit) for income taxes	(2.1)	0.4	(0.7)	1.3
Depreciation	0.7	0.4	2.5	1.5
Stock compensation	0.3	0.1	1.1	0.4
Impairment of other assets and adjustments to the liability for unused office space	0.6	—	0.3	1.2
Impairment of goodwill	105.8	—	105.8	—
Recovery of unauthorized issuance of stock options and stock option investigation and related fees	(2.9)	(2.4)	(4.5)	10.6
Write-off of rate variances	1.2	—	1.2	—
Amortization of intangible assets	1.4	0.7	5.0	2.8
EBITDA	$4.8	$(7.6)	$16.8	$(9.2)
EBITDA rate	6.3%	-15.4%	5.7%	-4.8%

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Kratos Defense & Security Solutions

Unaudited Segment Data

(in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Government Solutions	$64.7	$35.1	$246.7	$142.5
Public Safety & Security	11.5	14.2	50.6	51.1
Total revenues	$76.2	$49.3	$297.3	$193.6

Operating income (loss) from continuing operations:
Government Solutions	$(103.4)	$—	$(97.3)	$3.3
Public Safety & Security	(1.2)	(1.6)	(1.0)	(6.6)
Other activities	2.4	(3.0)	3.5	(21.3)
Total operating loss from continuing operations	$(102.2)	$(4.6)	$(94.8)	$(24.6)

Note: Other activities include costs of the stock option investigation and related costs incurred in 2007 and the benefit from the insurance proceeds received for the legal costs incurred on the stock option investigations and a cost related to a change in estimate for the Company’s unused office space in 2008. The operating loss for the Government Solutions Segment in the fourth quarter and fiscal 2008 includes a $105.8M impairment of goodwill.

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